Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports Third Quarter 2013 Results

Bellevue, WA – November 12, 2013 – BSQUARE Corporation (NASDAQ: BSQR), a leading enabler of smart, connected systems, today announced financial results for the third quarter and nine months ended September 30, 2013. Total revenue for the quarter was $23.6 million, up 8% compared to the second quarter of 2013 and down 8% year-over-year. Total revenue for the nine months was $66.3 million, down 12% year-over-year. The net loss for the quarter was $3.6 million, or $0.32 per share, compared to a net loss of $805,000, or $0.07 per share, in the second quarter of 2013 and compared to net income of $610,000, or $0.05 per share, in the year-ago quarter. The net loss for the nine months was $5.2 million, or $0.47 per share, compared to net income of $220,000, or $0.02 per share, in the year-ago period. Both the three-month and nine-month periods in 2013 included the negative effect of a $2.2 million increase in the Company’s deferred tax asset allowance ($0.19 per share effect for the three months and $0.20 per share for the nine months). Adjusted EBITDAS for the quarter was negative $1.0 million compared to negative $337,000 in the second quarter of 2013 and positive $1.2 million in the year-ago quarter. Adjusted EBITDAS for the nine months was negative $1.8 million compared to positive $2.0 million in the year-ago period.

Details as follows (unaudited, in 000’s except per share amounts):

	Three Months Ended
	9/30/2013	6/30/2013	9/30/2012
Revenue:
Third-party Software	$18,004	$16,254	$18,339
Engineering Services	5,116	4,986	5,850
Proprietary Software	452	597	1,296

Total Revenue	23,572	21,837	25,485

Total Gross Profit	3,369	3,793	4,842
Gross Margins:
Third-party Software	13%	16%	16%
Engineering Services	17%	18%	16%
Proprietary Software	42%	63%	80%

Total Gross Margin	14%	17%	19%

Total Operating Expenses	4,764	4,579	3,727

Net Loss	$(3,567)	$(805)	$610

Per Share-Diluted	$(0.32)	$(0.07)	$0.05

Adjusted EBITDAS	$(994)	$(337)	$1,183

Cash and Investments EoQ	$21,539	$20,977	$19,554

Notes:

Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

Cash and Investments EoQ includes both short and long-term amounts (long-term at 9/30/13 = $250,000).

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004    Toll Free: 888.820.4500    Main: +1 425.519.5900    Fax: +1 425.519.5999

CEO Commentary

Jerry Chase, interim Chief Executive Officer of Bsquare, commented on results and the business, “During the quarter we continued to deliver important products and services to the smart connected device ecosystem. Our financial results to date have not met our goals or expectations. As a result, during Q3 and continuing into Q4 Bsquare has taken significant steps to correct this situation, better position the Company to serve its customers and to return the company to a sound financial footing in 2014. In July we added two new Board members, Harel Kodesh and myself. In parallel, Andrew Harries was appointed as Board Chair to lead the Board as it works with management to re-shape Bsquare’s strategic direction. In September Brian Crowley stepped down as CEO, and I was appointed interim CEO. In October the Company implemented a restructuring that included a workforce reduction that impacted approximately 20% of the Company’s personnel and targeted approximately $4 million in annual cost savings. These actions and the resulting severance and restructuring costs have affected, or will negatively affect, our Q3 and Q4 results but will largely be complete by the fourth quarter, and will position the Company to enter 2014 on a more stable footing. Going forward, Bsquare will maintain its focus on building strategic solutions for our customers, and building and maintaining a solid financial foundation. In addition we believe Bsquare is well positioned to increase its participation in the rapidly growing Internet of Things market. As we drive to grow in this market, we will initially seek to deepen and broaden our relationships with our base of world-class customers.”

Financial Commentary on Third Quarter Results (Comparison to Second Quarter Results)

•	The increase in third-party software sales, up $1.8 million or 11%, was due to an increase in Microsoft Windows Embedded operating system sales which, in turn, was driven by higher volumes across all customer segments;

•	The decrease in proprietary software revenue, down $145,000 or 24%, was driven by declines in several product lines, none of which was individually significant;

•	The decrease in third-party software margin, down 19% or three percentage points, was driven by lower Microsoft margins, a heavier concentration of sales in our lowest margin product line, Microsoft Windows embedded operating systems, and lower rebate;

•	The decline in proprietary software margin, down 33% or 21 percentage points, was driven by the decline in revenue given a relatively fixed cost of sales;

•	The increase in operating expenses, up $185,000 or 4%, was driven by severance costs associated with an executive departure;

•	The net loss increase was driven by the aforementioned factors and a $2.2 million, or $0.19 per share, increase in the Company’s U.S. deferred tax asset allowance; and

•	Cash was up $562,000 driven by positive working capital changes and restricted cash decreased by $625,000 from June 30, 2013 as a result of a lease amendment.

Outlook

The Company currently has the following expectations for Q4 2013:

•	Total revenue is expected to be in the range of $22 million to $24 million; and

•	Cash and investments are projected to decline by approximately $1.8 million from September 30, 2013 due primarily to negative working capital effects and expenditures associated with the restructuring.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004    Toll Free: 888.820.4500    Main: +1 425.519.5900    Fax: +1 425.519.5999

Conference Call

Management will host a conference call today, November 12, 2013, at 5 p.m. Eastern Daylight Time (2 p.m. Pacific Daylight Time). To access the call dial 1-877-941-8416, or +1-480-629-9808 for international callers, and reference “BSQUARE Corporation Third Quarter 2013 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-877-870-5176, or +1-858-384-5517 for international callers; reference pin number 4647277. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

About BSQUARE Corporation

Bsquare, a global leader in embedded solutions, applies experience and expertise on leading platforms to create new connections with customers, new business models and to enable new ways of working and communicating. Bsquare serves customers by forging connections among the partners, people, tools and technology needed to create smart connected devices. For more information, visit www.bsquare.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements relating to our financial results in future periods such as anticipated revenue, margins, spending, profitability, and cash and investments; anticipated levels of capital expenditures; future market conditions; potential sales or projects in our pipeline; expectations for specific customers, geographies or products; and anticipated effects of our restructuring. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: whether we are able to maintain our favorable relationship with Microsoft; changes in customer demand for our engineering services; the extent to which we are successful in gaining new long-term relationships with customers and retaining existing ones; our ability to execute our sales and marketing strategies for our service offerings, third-party products, and our proprietary products; our ability to execute our international expansion strategies; our success in leveraging strategic partnering initiatives with companies such as Qualcomm; our management of risks associated with protection of intellectual property and potential infringement claims; our success in integrating acquisitions such as MPC Data; our ability to implement workforce reductions in various geographies; possible changes in the size and components of the expected charges associated with the restructuring; risks associated with our ability to achieve the anticipated benefits of the restructuring; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the SEC. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare Contact:	Investor Contact:
Scott Mahan	Brett Maas
BSQUARE Corporation	Hayden IR
+1 425.519.5900	+ 1 646.536.7331
investorrelations@bsquare.com	Brett@haydenir.com

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004    Toll Free: 888.820.4500    Main: +1 425.519.5900    Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,236	$9,903
Short-term investments	8,053	9,826
Accounts receivable, net of allowance for doubtful accounts of $263 at September 30, 2013 and $200 at December 31, 2012	12,811	16,095
Deferred tax assets	160	296
Prepaid expenses and other current assets	1,300	858

Total current assets	35,560	36,978
Equipment, furniture and leasehold improvements, net	561	759
Restricted cash	250	875
Deferred tax assets	210	2,255
Intangible assets, net	897	1,069
Goodwill	3,738	3,738
Other non-current assets	93	117

Total assets	$41,309	$45,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$11,055	$11,099
Accounts payable	778	553
Accrued compensation	1,986	2,205
Other accrued expenses	1,332	1,732
Deferred revenue	1,074	837

Total current liabilities	16,225	16,426
Deferred tax liability	206	206
Deferred rent	422	154
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 11,203,707 shares issued and outstanding at September 30, 2013 and 11,065,217 shares issued and outstanding at December 31, 2012	129,215	128,474
Accumulated other comprehensive loss	(791)	(733)
Accumulated deficit	(103,968)	(98,736)

Total shareholders’ equity	24,456	29,005

Total liabilities and shareholders’ equity	$41,309	$45,791

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004    Toll Free: 888.820.4500    Main: +1 425.519.5900    Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Software	$18,456	$19,635	$51,818	$55,645
Service	5,116	5,850	14,461	19,893

Total revenue	23,572	25,485	66,279	75,538

Cost of revenue:
Software	15,965	15,730	43,087	45,094
Service	4,238	4,913	12,683	16,410

Total cost of revenue	20,203	20,643	55,770	61,504

Gross profit	3,369	4,842	10,509	14,034
Operating expenses:
Selling, general and administrative	3,960	2,866	11,432	10,557
Research and development	804	861	2,205	2,909

Total operating expenses	4,764	3,727	13,637	13,466

Income (loss) from operations	(1,395)	1,115	(3,128)	568
Other income (expense), net	(15)	28	100	122

Income (loss) before income taxes	(1,410)	1,143	(3,028)	690
Income tax expense	(2,157)	(533)	(2,206)	(470)

Net income (loss)	$(3,567)	$610	$(5,234)	$220

Basic income (loss) per share	$(0.32)	$0.06	$(0.47)	$0.02

Diluted income (loss) per share	$(0.32)	$0.05	$(0.47)	$0.02

Shares used in calculation of income (loss) per share:
Basic	11,194	10,943	11,150	10,935

Diluted	11,194	11,474	11,150	11,450

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004    Toll Free: 888.820.4500    Main: +1 425.519.5900    Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted EBITDAS:
Operating income (loss), as reported	$(1,395)	$1,115	$(3,128)	$568
Depreciation and amortization	181	275	586	758
Stock-based compensation expense	220	(207)	726	685

Adjusted EBITDAS (1)	$(994)	$1,183	$(1,816)	$2,011

(1)	Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as operating income (loss) before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, the Company regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004    Toll Free: 888.820.4500    Main: +1 425.519.5900    Fax: +1 425.519.5999